Exhibit 99.1

FOR IMMEDIATE RELEASE

WireCo Announces Investment from Onex

PRAIRIE VILLAGE, Kansas - June 27th, 2016 - WireCo WorldGroup ("WireCo") today announced that an affiliate of Onex Corporation (TSX: OCX) ("Onex") is making an equity investment for a majority interest in WireCo. Funds managed by Paine & Partners, LLC ("Paine & Partners"), which acquired WireCo in 2007, will maintain a significant minority stake.
Chris Ayers, WireCo’s President and CEO, said, "We are pleased to welcome this investment by Onex, which facilitates the refinancing of our capital structure and positions WireCo for future growth. Onex brings more than thirty years of investing experience in industrial businesses and our team is excited to work with another highly-qualified partner that shares our vision for WireCo’s future. We will also continue to benefit from the insights of Paine & Partners, who have helped facilitate our growth as a market leader and will support our future efforts as it maintains a significant investment. We look forward to working with our strategic investors to create and deliver long-term value."
José Gramaxo, WireCo’s Senior Vice President and Chief Commercial Officer, said, "WireCo is focused on continuing to provide our customers with the world-class service they have come to expect from us. With the additional flexibility we are gaining from our refinancing, we will have the ability to invest across WireCo’s portfolio of leading brands."
Through the transaction, WireCo will refinance its capital structure and extend its debt maturities, substantially reducing leverage and annual interest expense. Upon closing, the Company expects to reduce its debt from approximately $840 million as of March 31, 2016 to approximately $600 million, subject to closing timing. Annual interest expense is expected to be reduced by over $20 million.
The terms of WireCo’s agreement with Onex will be filed on form 8-K with the Securities and Exchange Commission. The transaction is expected to close later this year subject to regulatory approval and customary conditions.
Goldman, Sachs & Co. and Rothschild Inc. served as financial advisors to WireCo with Goldman, Sachs & Co. providing committed financing for the transaction.

WireCo WorldGroup
WireCo® WorldGroup's products are recognized throughout the world and used in a wide range of market applications. WireCo® WorldGroup employs approximately 4,000 people and is headquartered in Prairie Village, Kansas, with manufacturing plants, distribution facilities and research and development centers around the world.

Forward-Looking Statement
Some of the statements in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and projections about future events that could be affected by numerous factors and are, therefore, subject to various risks and uncertainties that may cause actual results, outcomes of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include the risks detailed in the Company’s reports filed with the Securities and Exchange Commission ("SEC"), including its Annual Report on Form 10-K for the year ended December 31, 2015 and the Company’s subsequent filings with the SEC. The Company assumes no obligations to update any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, the Company is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable law.

Contact
Mary Beth Valencia
Marketing Manager
WireCo WorldGroup
816-270-4826